Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Harleysville Savings Financial Corporation on Form S-8 of our report, dated October 27, 2000, incorporated by reference in the Annual Report on Form 10-K of Harleysville Savings Financial Corporation for the year ended September 30, 2000.


/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
May 16, 2001